EXHIBIT 10.1

STATE OF ISRAEL

LICENSE

License No. 434 “Megiddo Valleys”

Pursuant to my authority under section 16 of the Petroleum Law 5712-1952

This LICENSE is granted to Zion Oil & Gas Inc. (100%)

This LICENSE is granted over the area described in the First Annex.

This LICENSE is granted – subject to the provisions of the Petroleum Law, 5712-1952, and the regulations issued pursuant thereto, and to the special conditions detailed in the Second Annex, which is an integral part of this license.

Granted in Jerusalem, on the 28th of Elul 5783, September 14, 2023

Chen Bar - Yoseph

(Signature added)

Petroleum Commissioner

This License was registered at the Petroleum Registry on the 28th of Elul 5783, September 14, 2023

STATE OF ISRAEL

License No. 434 “Megiddo Valleys”

FIRST ANNEX

Description of the Area:

License area coordinates table:

Number on map	X	Y
0	221584	722234
1	231487	721916
2	246259	718993
3	253041	716118
4	252602	715707
5	252403	715376
6	252965	715277
7	253263	714946
8	253336	714274
9	252502	714251
10	251599	712512
11	251639	699635
12	251324	699218
13	250392	700232
14	249096	700202
15	246539	701079
16	245280	702046
17	244942	701698
18	243862	701613
19	241304	703510
20	242507	706902
21	241909	712494
22	240559	715445
23	236100	715551
24	233581	714598
25	223168	715534
26	222411	715777
27	221262	717663
28	221220	720995

License area with coordinates labels:

License area Orthophoto:

●	Total area is approximately 301,401 dunam (approximately 301.4 square kilometers), the coordinates are based on the new Israeli grid.

●	The area of the license is defined solely by the above stated waypoints. It is hereby specified that in the event of a discrepancy between maps submitted by the Licensee and the above description, then the waypoints prevail.

●	This license granted shall not be deemed to exempt from receiving any permit, confirmation or license from any public body as required by law. In addition, this license shall not be deemed to exempt from arranging all aspects necessary by law through any public or private entity.

Granted in Jerusalem	Chen Bar-Yoseph
(Signature added)
Petroleum Commissioner

the 28th of Elul 5783, September 14, 2023

STATE OF ISRAEL

License No. 434 “Megiddo Valleys”

FIRST ANNEX

Area Description - Continuation

STATE OF ISRAEL

License No. 434 “New Megiddo”

SECOND ANNEX

SPECIAL CONDITIONS

This license is granted for the period of 14 September 2023 until 13 September 2026.

During the license period the Licensee shall carry out the work program as follows:

No.	ACTIVITY DESCRIPTION	PROJECTED TO BE CARRIED OUT BY:
1	MJ-1 Re-Entry, shot off patches of existing perforations, new test zones perforations, production tests. Fluid sampling during testing, including submission of samples to the national oil archive in the GSI. Submission of daily geological reports and end of well report in accordance with regulatory instructions.	15.10.2024
2	Completion based on production test results – for production / P&A.	15.10.2024
3	Magnetic surveys interpretation / acquire new magnetic survey and interpretation. Submission of the processed results and summary report to the ministry of energy in accordance with regulatory instructions.	15.02.2025
4	Acquire of new 2D seismic survey covering an area of approximately 140 kilometers within the license area. Submitting daily geological reports, field data, survey processing and submission of summary report, all in accordance with regulatory instructions.	15.07.2025
5	Integrated analysis of all geological and geophysical data, and identification of possible drilling points (leads), including a summary report.	15.09.2025
6	Submission of geological prospect for a new drilling operation within the license area in accordance to industry standards. This includes an initial engineering plan, geological forecast, and resource assessment. Conducting an environmental survey, submission of detailed engineering plan and obtaining all necessary approvals for the drilling operation.	15.01.2026
7	Submitting an application for drilling and an environment document to the planning authority.	15.04.2026
8	Submitting an engineering plan and approval request to the oil commissioner.	15.05.2026
9	Obtaining approval from the planning authority for the execution of the drilling.	15.09.2026
10	Contracting a drilling contractor for drilling operations and submitting all related drilling reports in accordance with regulatory instructions.	15.10.2026
11	Submitting end of well report (EOWR)	Three months following the end of drilling operation

1. Interpretation

1.1 Words and phrases defined in the Petroleum Law, 5712- 1952(hereinafter: the Law) or in the Petroleum Regulations, 5713-1953 hereinafter: (“Petroleum Regulations” or “Regulations”) or the Petroleum Regulations Permission to deviate from the provisions of the Planning and Building Law 5772-2012 (hereinafter:” Permission to deviate from the provisions of the Planning and Building Law Regulations” (Petroleum Regulations and Regulations for Permission to Deviate from the Provisions of the Planning and Building Law Regulations shall be termed together hereinafter “the Regulations”), or the Natural Gas Economy Law 5762-2002 ( hereinafter “Natural Gas Law” ) , shall have the meaning given to them in the Law or in the Petroleum Regulations or in the Natural Gas law, as the case may be, unless expressly stated otherwise or if implied from the written language or from its context in another sense.

1.2 For the avoidance of doubt, “Licensee” means any of the licensees listed above, jointly and severally, including their substitutes approved by law. The obligations imposed on the licensee in the license will apply to each of the license recipients, or their said substitutes.

2. License Period

2.1 The license period is the period of 3 years as specified in the second appendix to this license, (respectively “The Second Addendum”, “The Original Period).

2.2 The license period can be extended for additional periods subject to the compliance of provisions of the law, regulations and all the following conditions:

2.2.1 The licensee shall carry out with due diligence in the Original Period the work plan set forth in the Second Schedule in accordance with the schedule in the Second Schedule, or as extended by the approval of the Commissioner.

2.2.2 The licensee drilled one exploratory well and undertook a work plan which will be approved by the Commissioner.

2.2.3 Application for extension of the license period for the additional period after the end of the Original Period if the Licensee has not had a discovery in the area of the license, shall be submitted at least one month prior to the end of the Original Period, and will include the details required by the Law and Petroleum Regulations, including details regarding the technical and financial capacity of the licensee to meet the proposed work plan.

2.3 Notwithstanding the provisions of section 2.2 of this license, if the licensee has a discovery in the area of the license, the license period may be extended for a period of up to two years, in accordance with the provisions of section 18 (b) (2) of the Law.

3. Rights of License owner

3.1 The owner of a license has the following rights, subject to provisions of the law:

3.2 The right to explore for oil in the drilling license area.

3.3 In the event and pursuant to conditions set by the Commissioner, the right to carry on exploration activities outside of the license area that can assist in evaluating oil potential in the license area.

3.4 Sole right to drill exploration and development drilling in the license area and produce oil from said wells.

3.5 The right to receive a lease after discovery in the license area.

4. Obligations of License Owner: Applicability of laws

4.1 The license owner shall act with due diligence with regard to exploration activities within the potential oil resource within the license area with initiative and efficiency, pursuant to the license and accepted professional course of action.

4.2 In performance of activities regarding the license, the license owner shall act in accordance with:

4.2.1 Provisions of the law, the law and regulations including Petroleum Regulations, Regulations to deviate from Planning and Building law and Petroleum Commissioner Guidelines.

4.2.2 Labor safety legislation, protection of environment legislation, hazardous material legislation, Gas Law, Natural gas economy law(safety and license)1989 and any other relevant law as legislated from time to time that apply to the license owner or relate to the license or activities performed in connection with the license.

4.2.3 The Minister’s orders pursuant to their authority by law, and the instructions of the Commissioner pursuant to lawful authority or the contents of the license, including terms and instructions set by confirmation documents, as well as requirements and instructions by and authorized party pursuant to any law.

4.3 The license owner shall take action to obtain any agreement or permit required from any government person pursuant to any law.

4.4 During the duration of this license the license holder shall meet all professional financial requirements as set forth in Commissioners guidelines for application for onshore exploration licenses.

5. Work Program

5.1 The work program in the second addendum, as amended from time to time (hereinafter “the work program”) is an integral part of the license.

5.2 The license owner shall perform the work program with due diligence in accordance with good oilfield practice. Good oilfield practice shall be deemed the practice, methods, procedures that are common by operators with expertise and experience in the oil and gas sector, operating with caution, and at the relevant time , using reasonable discretion and taking into consideration the facts at the time that the decision was made, will be those expected to achieve the desired results and goals.

6. Drilling a well, Permits to drill, Plug and Abandonment

6.1 A well shall be drilled after receiving permission beforehand from the Commissioner. And any other permit from any other authority required to drill, including permits from the planning authority. The Commissioner is permitted not to approve to drill a well in the event that the Commissioner is of the opinion that there are circumstances that justify this including regarding the the place where the well will be drilled, effect on the surroundings etc..

6.2 Where the owner of the license undertakes to drill an exploration well, the said license owner shall drill and aim to the target set in the work program, or the target that has been approved by the Commissioner prior to the drilling.

6.3 The owner of the license shall request from the Commissioner permission for any spud or reentry to drill, and plug, or abandonment of a well.

6.4 The request shall include details and data as the Commissioner shall decide.

6.5 The Commissioner may permit the drilling subject to the conditions.

6.6 Any temporary or permanent plug or abandonment of the well, shall be performed according to the demands of the Commissioner, and in such a manner that the well is in good condition and allow continual work on the well.

6.7 Prior to the expiry of the license the license owner hall pug and abandon any well that has been drilled, or that has been reentered per the license and which has not yet been plugged and abandoned , pursuant to good oilfield practice and in accordance with the requirements and guidelines of the Commissioner, unless agreed otherwise by the Commissioner.

7. Granting a Lease

7.1 The license owner shall immediately notify the Commissioner of any discovery when they have learned of such, pursuant to the Petroleum law and regulations.

7.2 The notice shall include details and information as specified inb the Commissioner guidelines to approve a discovery.

7.3 If the Commissioner shall approve that the license owner has made a discovery, and the license owner has submitted during the license period a request to receive a lease according to the law and regulations, the license owner shall be entitled, subject to the terms herein, the law and regulations, and subject to any other law that applies to the license owner, to receive from the Commissioner a lease deed relating to the area which shall not exceed 250 square kilometers including the license area and the area of the discovery.

7.4 The lease deed shall include additional terms from those included in the license, regarding granting the lease including development and commercial production of the oil.

7.5 Upon issuance of the lease deed the license shall expire, and the rights that are not included in the lease shall return to the State.

7.6 In the event that the license owner shall have a discovery in the license area, then license owner is obligated , unless there is a reason to contradict this obligation, to produce oil, to set the boundaries of the oil field and develop it-with due diligence – as if he was holder of the lease and license owner is bound by the same obligations of a lease holder regarding those actions and the oil that is produced and this term shall not derogate from the obligations as a license owner.

8. Reports and Samples

8.1 The license owner shall keep samples pursuant to the Petroleum Law, the Petroleum Regulations and Commissioner Guidelines.

8.2 The license owner shall submit to the Commissioner records, reports pursuant to the law, regulations, the terms of the license and Commissioner guidelines.

8.3 the license owner shall submit to the Commissioner an immediate report regarding any substantive exceptional event, including an event whereby injury has been caused or any be caused to any person, property or the environment.

8.4 The license owner shall submit to the Commissioner reports according to the law, regulations and the Commissioner guidelines, any information that license owner has in their possession any agreement, report or any other document that is required according to the Commissioner for supervision over the license owner and their activities regarding the license.

8.5 All information that shall be submitted to the Commissioner shall be held by the Commissioner and shall be treated according to the law, regulations, and the guidelines of the commissioner. The commissioner shall be entitled to make use of the data and the information as the Commissioner sees fit, for the best development of oil resource in Israel. It is hereby emphasized that upon expiry of the right the State is entitled to publicize all the information regarding the area of the right including furnishing to one who requests in consideration for payments set by the State.

8.6 The Commissioner shall be entitled to publish the environmental reports regarding the license.

9. Security

9.1 The license owner shall meticulously follow the instructions received from a representative of the Defense Ministry, regarding any security matter that pertains to the license area and activities according to the license.

9.2 Without derogating from clause 9.1 above, the license owner shall act regarding security matters according to the Commissioner instructions or the officer in charge of security at the Energy Ministry (hereinafter “the Ministry”) or the person so authorized.

10. Supervision and Obligation to Coordinate with the Authorities.

10.1 The license owner is responsible for receiving all legally required licenses, permits, and approvals and will act in due diligence to timely obtain such to allow performance of the work program within the dates thereof.

10.2 Without derogating from clause 50 of the law, the license owner shall allow the Commissioner ,or whoever has been so authorized to be present at the time of activity pursuant to the license herein, including shall allow the Commissioner or his representatives immediate access to any place that there is activity of the license owner and access to any data, document or any other information that they request so as to fulfill their duties.

10.3 The supervision powers lawfully exercised, or the right to demand reports as above, shall not be deemed to hold the State or the Commissioner or anyone on their behalf, any liability, or to create a claim of estoppel regarding performance of any activities under the license.

10.4 The supervision powers ,or the right to demand reports as above, shall not derogate from the liability of the license owner regarding the performance of the work plan and to fulfill all of license owner obligations according to the license and the law.

10.5 Without derogating from the license and provisions of the law, the Commissioner is entitled to instruct the license owner to perform activities and examination that the Commissioner in their opinion deems necessary for supervision on fulfilling the license terms and permits, including the provisions of the law, documents, and procedures thereof: In the event that license owner has not done such within a reasonable period set by the Commissioner, the Commissioner shall be entitled to fulfill such activity or examination by whoever the Commissioner has authorized and the Commissioner shall be entitled to demand that the license owner provide the necessary equipment for such.

10.6 In the event that that it has been brought to the attention of the license owner a demand of any authorized authority, that in their opinion may impair the ability of the license owner to fulfill the terms of the license , then license owner shall immediately notify the Commissioner of such.

11. Employing Israeli workers, purchase goods and services in Israel

11.1 The license owner shall give preference to local Israeli manpower inasmuch as there is in Israel manpower that has the ability and qualifications to fulfill the professional and management duties requires for the purpose of the license, at the accepted cost for such services.

11.2 The license owner shall give preference to goods and services created in Israel when purchasing goods and services for performance of activities in the license area, inasmuch as these conform to the quality cost and availability to goods and services created abroad.

11.3 The license owner shall ascertain if there are local manufacturers and service providers that can supply the necessary goods and services to perform the activities in the license area. Said ascertainment may be direct or by the relevant government offices, industrial organizations or the Industry Authority.

The license owner shall provide a fair and equal opportunity for local manufacturers and service providers to integrate into its license operations.

12. Environment Activities

12.1 The license owner shall act according to the environment guidelines and all of the Commissioners instructions and any government authority regarding environment protection.

12.2 The license owner shall not drill or perform any activity that requires receiving any required permit or approval from the planning authorities and shall act according to such terms and conditions.

13. Fees and Royalties

13.1 The license owner shall pay the annual fee according to the law and regulations as set from time to time.

13.2 In the event that the license owner shall produce oil or natural gas from the license area, the license owner shall pay the royalties to the State of Israel according to section 32 of the law and Commissioner guidelines.

14. Guarantees

14.1 Condition precedent for grant of the license is that the Licensee submits an autonomous irrevocable unconditional bank guarantee of $500,000 US Dollars as set forth in the attached appendix (hereinafter” the Guarantee”).

14.2 Drilling is subject to submission of required securities as per the law and Commissioners guidelines for submission of securities regarding oil rights as amended from time to time.

14.3 The Guarantees and securities shall not be deemed to limit the liability of the license owner to the State for payments that the license owner is liable for pursuant to the license or any law, or for compensation for damages caused to the State (including any of its authorities)

14.4 The Commissioner shall forfeit the guarantee in any case as mentioned in the guidelines for submission of guarantees regarding an oil right, and the provisions of said guidelines shall apply to the forfeiture as mentioned.

14.5 The validity of the license shall be subject to the existence of a valid guarantee.

14.6 The guarantee shall remain valid also after the expiration of the license pursuant to the law and guidelines regarding guarantees.

15 Liability for Indemnification and Insurance

15.1 The State or any State authority or any employee of their employees shall not be responsible for any directives that have been given according to authority and the law, including directives ,permits, licenses and approvals, the license and written approvals, provisions of the law or any other directives and shall not be liable to the license owner ,their employess,contractors,clients and any other third party and shall not be considered a cause of action for any of the above or to remove from the license owner full liability according to the law and the license and written approvals, to perform activities in the license area in a safe and proper manner.

15.2 The authority to grant approval or supervision according to the law or the license or the approval, or use of any other authority as per this license, to approve or any law of the State or any of the States authorities or any of their employees shall not be deemed to place any liability on any of the above ,that is on the license owner or remove or reduce such liability.

15.3 The license owner shall indemnify the State, including any of its authorities or employees , for any monetary or non-monetary damage, or any financial liability including legal expenses and other expenses, that they are liable for to a third party resulting from a negligent act or omission, or contrary to the terms of the license or approval, of the license owner regarding the license and obligations therein as per the license pursuant to any final judgement , to any procedure that the license owner is party to or that they were given the opportunity to be party to, and in the event of compromise – after the license owner has approved , they shall not refuse except for reasonable reasons.

15.4 The license owner, at their expense , shall for the entire license period, have all the insurances set in chapter B of the guidelines for Insurance regarding oil rights, and all of the said provisions shall apply to the license owner mutatis mutandis.

16. Transfer or pledge of the License

16.1 On transfer of the license or benefit or a pledge of the license section 76 of the Law shall apply.the license or any benefit therein, cannot be pledged or transferred in any way, except with the approval of the Commissioner.

16.2 The provisions of section 76 of the Law shall apply to any application to transfer or pledge the license or any other benefit.

17. General

17.1 The terms of the license shall not be deemed to derogate from the liabilities of the license owner by any law that applies to them at any time

17.2 The license owner is obligates to act in accordance with the various guidelines and amendments made from time to time by the Commissioner on the internet site of the Ministry.

17.3 The terms and demands included in the license are in addition to any demands of the Commissioner or any other lawful authority.

17.4 In the event that the license is held by more than one entity, each of the owners of the license shall be liable jointly and severally for the fulfillment of the license terms.

17.5 The owner of the license shall, during the entire period of the license, have the the ability to fulfill their obligations as per the license and the law

17.6 The attachments to this license shall be considered an integral part hereof.

17.7 The license shall be public and shall be published on the Ministry’s website.

17.8 Applications, reports or any other documents that have to be prepared and submitted to the Commissioner shall be prepared in a professional ansd clear manner customary in the field, and shall be submitted to the Commissioner in writing and sent by mail, by messenger ,facsimile or as a scanned document sent by electronic mail or any other electronic format that the Commissioner requires.

17.9 Applications and reports shall be submitted signed by the authorized person by the license owner.

17.10 The law that shall apply to the license is Israeli law,and the courts in Israel shall have exclusive jurisdiction in all matters regarding the license.